Exhibit 3.3

RESTATED CERTIFICATE OF FORMATION

OF

SHELL MIDSTREAM PARTNERS GP LLC

This Restated Certificate of Formation of SHELL MIDSTREAM PARTNERS GP LLC (the “Company”), originally formed under the name Gutenberg 1965 Company LLC on March 19, 2014, has been duly executed dated June 12, 2014, and is filed pursuant to Section 18-208 of the Delaware Limited Liability Company Act (the “Act”) in order to restate the certificate of formation of the Company under the Act. This Restated Certificate of Formation only restates and integrates and does not further amend the provisions of the certificate of formation of the Company as heretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Formation.

Article One

The name of the limited liability company formed hereby is “Shell Midstream Partners GP LLC.”

Article Two

The address of the Company’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801. The name of the Company’s registered agent for service of process in the State of Delaware at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Shell Midstream Partners GP LLC as of the date first written above.

/s/ Susan M. Ward
By:	Susan M. Ward
Title:	Vice President and Chief Financial Officer